Exhibit 10.42

EMPLOYMENT AGREEMENT

(Jeffrey Bloss)

This Employment Agreement (this “Agreement’,) dated as of July 27, 2018 (the “Effective Date”), is made by and between Tarveda Therapeutics, Inc., a Delaware corporation formerly named Blend Therapeutics, Inc., (the “Company” or “Tarveda”), and Jeffrey Bloss (“Executive”).

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.        Start Date. This Agreement will be binding and in full force and effect as of the Effective Date. Executive’s first date of employment will be August 13, 2018 (the “Start Date”).

2.        Title and Responsibilities. The Company hereby employs Executive to perform those executive duties and services as the President and Chief Executive Officer of the Company (the “CEO”) shall assign to him from time to time, and Executive accepts employment with the Company, upon the terms and conditions hereinafter set forth. Executive shall serve as the Chief Medical Officer of the Company and shall report to the CEO. The CEO shall have the right to review and change the responsibilities of Executive from time to time as he may deem necessary or appropriate., subject to Executive’s right to terminate his employment for Good Reason (as defined in Section 12) Executive shall perform his duties under this Agreement principally out of the Company’s corporate headquarters (currently Watertown, Massachusetts), or such other location as assigned. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

3.        Dutv to Perform Services. Commencing on the Start Date, except as provided below, Executive shall devote his full business time to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Nothing in this Agreement shall prohibit Executive from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity in a manner, and to an extent} that will not interfere with his duties to the Company and does not compete with the activities of the Company. Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company, to the extent they are not in conflict with this Agreemep.t. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies at any time in its sole and absolute discretion and without notice.

4.        Term of Agreement. The term of this Agreement will commence on the Effective Date. There shall be no definite term of employment, and Executive shall be an employee at will. This Agreement will terminate upon the occurrence of a “Termination Event” subject to, and in accordance with, Section 10, or earlier termination pursuant to Section 11.

5.        Compensation.

(a)        Base Salary. During the term of this Agreement, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s standard schedule for salary payments to its employees, at an initial annual rate equal to $375,000. Executive’s base. salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”),

commencing in January 2019, and may be adjusted by the Company after each such review after discussions between the CEO and Executive, but shall not be decreased without the written consent of Executive.

(b)         Annual Bonus. During the term of this Agreement, beginning in calendar year 2018, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount up to 35% of Executive’s annual base salary (the “Maximum Amount”) contingent upon satisfaction of performance goals, which shall be determined by the Compensation Committee at the beginning of each calendar year after consultation with the CEO. The Executive’s performance goals will be based upon the performance of the Company and certain performance goals will be based more directly upon Executive’s performance. Following the close of the applicable calendar year, the Compensation Committee will determine in its sole discretion whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus. Any Annual Bonus awarded shall be paid by no later than March 15 of the calendar year that begins immediately after the end of the calendar year to which the performance goals relate and shall be subject to Executive serving as the Chief Medical Officer of the Company through the date that the Annual Bonus is paid.

(c)         Stock Option.

(i)         Stock Option. Subject to the approval by the Board, on the Grant Date (as defined in Section 12), the Company shall grant to Executive an incentive stock option to the extent permissible (and otherwise a non-statutory stock option) (the “Stock Option”) under the Company’s 2011 Stock Incentive Plan (the “Plan”) to purchase up to 1,158,815 shares of the Company’s common stock (“Common Stock”), at an exercise price that is no less than the common stock’s fair market value on the Grant Date (as determined by the Board).

(ii)         Vesting.

A.        The Stock Option shall vest as to 25% of such shares on the first anniversary of the Start Date and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period.

B.        With respect to the Stock Option, all vesting shall cease immediately upon termination of Executive’s employment with the Company for any reason.

C.        In the event that (i) there is a Change of Control and (ii) Executive’s employment is terminated by the Company (including its successors) without Cause or by Executive for Good Reason (as defined in Section 12) on or within twelve (12) months after such Change of Control, and provided that, if such termination occurs after a Change of Control, the Stock Option, and any additional equity grants of options or shares subject to vesting provisions, has been continued, assumed or substituted for by the Company, the buyer or its affiliates or any surviving entity, then 100% of any then remaining unvested portion of the Stock Option, and any additional equity grants of options or shares subject to vesting provisions, (after giving effect to Section 5(d)(ii)(C)) shall become vested and exercisable in full immediately prior to Executive’s termination date. For clarity, if Executive transfers employment to the buyer or an affiliate of the buyer in connection with a Change of Control, this transfer will not be considered a termination of employment for purposes of this Section 5(d)(ii).

(iii)        Additional Equity. Executive may also be eligible to receive additional grants of options or issuances of shares of the Company’s common stock, in amounts, if any, to be approved by the Company’s Board of Directors (the “Board”) in its discretion.

6.        Vacation; Holidays and Sick Time: Benefits.

(a)        Vacation. Executive shall be eligible for four weeks of paid vacation during each calendar year of this Agreement, pro-rated for any partial years. Vacation days accrued but not used by the end of any calendar year may be used in the subsequent calendar year, provided that no more than five accrued vacation days may be carried over from one year to the next.

(b)        Holidays and Sick Time. Executive shall be eligible for paid legal and religious holidays and sick days in accordance with the Company’s normal policies in effect from time to time.

(c)        Benefits. Subject to the satisfaction of any eligibility requirements and any contribution therefor generally required of employees of the Company, commencing on the Start Date, Executive shall be eligible to participate in any and all employee benefit plans from time to time in effect for the full-time employees of the Company generally (collectively, the “Benefit Plans”), but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee Benefit Plans at any time as it, in its sole discretion, determines to be appropriate.

7.        Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in connection with his employment by the Company in accordance with the Company’s policies in effect from time to time.

8.        Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. The parties hereto have entered into a Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (“Nondisclosure Agreement”), attached as Exhibit A, which may be amended by the parties from time to time without regard to this Agreement. The Nondisclosure Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

9.        Other Obligations.

(a)        Between Executive and Third Parties. Executive hereby represents, warrants and agrees (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party, including former employers and clients, or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person (as defined in Section 12) anywhere in the world; (iii} that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

(b)        Between the Company and Third Parties. Executive acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10.        Termination Without Severance.

(a)        Termination Events. The following events shall each be considered a “Termination Event” and, upon the occurrence of any of them, shall have the effect of immediately terminating the Company’s obligations under this Agreement, including its obligation to make any further payments hereunder, but excluding the “Accrued Obligations” (as defined in Section 12):

(i)        Executive’s death;

(ii)        Executive’s Disability (as defined in Section 12);

(iii)        The termination of Executive’s employment by the Company for Cause (as defined in Section 12); or

(iv)        The termination of Executive’s employment by Executive for any reason other than Good Reason (as defined in Section 12).

(b)        Termination for Cause. To the extent practicable, any decision to terminate Executive’s employment for Cause shall be made by the Board after Executive has received written notice from the Board including details of the grounds for termination for Cause, subject to any applicable cure provision in the definition of “Cause” in Section 12, and has had a reasonable opportunity to be heard by the Board. Termination pursuant to Section 10(a)(iii) shall be without prejudice to any other right or remedy to which the Company may be entitled, at law, in equity, under this Agreement or otherwise.

(c)        Notice of Termination. Executive agrees to provide the Company with a written notice of termination thirty (30) days prior to the effective date of a termination pursuant to Section 10(a)(iv). In such case at the Company’s option and sole discretion the Company may pay Executive his base salary for thirty (30) days in lieu of this thirty (30) day notice period.

(d)        Survival. Notwithstanding Executive’s termination of employment pursuant to Section 10(a)(ii), 10(a)(iii) or 10(a)(iv), Executive’s covenants and obligations set forth in Sections 8, 10(d), 12 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

11.        Termination With Severance.

(a)        Right to Terminate; Notice. In addition to the other termination rights provided to the Company or Executive hereunder, the Company may terminate Executive’s employment without Cause and Executive may terminate Executive’s employment for Good Reason.

(b)        Survival. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 shall remain in effect and be fully enforceable in accordance with the provisions thereunder.

(c)        Severance. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then Executive will receive the Accrued Obligations and, subject to Section l l(d), Executive shall be entitled to receive (i) the installments of base salary set forth in Section S(a) not yet paid to Executive, payable when and as if Executive had continued to be employed by the Company until the six (6) month anniversary of the effective date of such termination (the “Severance Period”), subject to standard payroll deductions and withholdings (the “Severance Payments’,) at the rate of Executive’s base salary in effect at the time of termination, without taking into consideration any reduction in base salary that triggered a resignation for Good Reason, if applicable (ii) at the sole and final discretion of the Compensation Committee, a Pro Rata Bonus (as defined in Section 12), which may be adjusted by the Compensation Committee in its sole discretion and which will be paid on the Company’s first regularly scheduled payroll date after the Release (as defined below) is effective, subject to payroll deductions and withholdings; and (iii) provided that Executive timely elects and remains eligible for continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date for the Severance Period (provided that such COBRA reimbursement shall terminate on such earlier date as Executive is no longer eligible for COBRA coverage). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive with a taxable monthly amount (which amount shall be based on the premium for the first month of COBRA coverage hereunder), which payments shall be made regardless of whether Executive elects COBRA continuation coverage. If the Company elects to make such payments in lieu of paying such COBRA premiums, the payments will begin on the effective date of the Release and end on the earlier of (A) the date on which Executive is no longer eligible for COBRA coverage and (B) the Severance Period. Nothing in this Section 11(c) shall be construed as imposing any obligation on the Company to maintain medical insurance benefits of any nature at any time.

Severance Payments otherwise scheduled to be made under this Section 11(c)(i) prior to the effective date of the release in Section 11(d) (namely, the date it can no longer be revoked) shall accrue and be paid on the first payroll date that follows such effective date of the release, with subsequent payments occurring on each subsequent Company payroll date; provided, however, that if the period during which Executive may sign the release under Section 11(d) begins in one calendar year and ends in a second calendar year, then the payments provided in this Section 11(c) shall not be paid or the first payment shall not occur until the first payroll date in the second calendar year.

Notwithstanding the foregoing, if Executive’s employment is terminated without Cause or for Good Reason on or after a Change of Control, then instead of the severance benefits described above, Executive will be eligible to receive the following enhanced severance benefits (the “CoC Severance Benefits”): the Severance Period for purposes of 11(c)(i), and the COBRA benefits for purposes of 1l(c)(iii), both increase to twelve (12) months instead of six (6) months, and additionally, the Pro Rata Bonus described in 1l(c)(ii) will instead be in the total pro rata amount (calculated as described in the definition of Pro Rata Bonus in Section 12) not subject to Compensation Committee discretion. The CoC Severance Benefits will be paid on the same schedules and upon the same terms and conditions described in the above paragraph in this Section 11(c).

(d)        Release; Termination of Severance. Notwithstanding anything to the contrary in Section 1 l(c), Executive shall not be entitled to receive any payments or benefits pursuant to Section 1l(c) (except for the Accrued Obligations) unless he first executes and delivers to the Company an effective general release of claims against the Company and its affiliates in the form presented by the Company, which shall be substantially in the form attached hereto as Exhibit B· (the “Release”). The Release shall be provided to Executive within fourteen (14) days of the effective date of termination. Executive must execute the Release within the consideration period specified therein, which shall in no event be more than 60 days.

(e)        Termination of Severance. Without prejudice to any other right or remedy to which the Company may be entitled, the Company may terminate its obligations under Section 11(c) if Executive breaches his obligations under Section 8 or any obligations under the Nondisclosure Agreement.

12.        Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accrued Obligations” means (1) the payment of base salary which is accrued at the date of termination; (2) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination; (3) reimbursement for any unreimbursed expenses incurred through the date of termination, in accordance with Company policy; (4) any unpaid bonus which has been awarded by the Compensation Committee and earned by Executive for any completed prior calendar year, payable when it otherwise would have been paid; and (5) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. The Company will pay the Accrued Obligations to Executive, subject to standard deductions and withholdings, on the next regular payroll date following the termination date, unless othe1wise required by applicable law.

“Cause” means the occurrence of any of the following: (a) Executive’s material breach of this Agreement or the Nondisclosure Agreement, which to the extent it is curable by the Executive, as determined by the Company in its sole discretion, is not cured within fifteen (15) days after written notice thereof is given to Executive by Tarveda, (b) any act (other than resignation) or omission by the Executive which may have a material and adverse effect on Tarveda’s business or on Executive’s ability to perform services for Tarveda, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) Executive’s material misconduct or material neglect of his duties in connection with the business or affairs of Tarveda, which to the extent it is curable by the Executive, as determined by the Company in its sole discretion, is not cured within fifteen (15) days after written notice thereof is given to you by Tarveda.

“Change of Control” means “Change in Control” as defined in the Company’s 2011 Stock Incentive Plan.

“Disability” means termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. One of the physicians shall be chosen by the Company and the other shall be chosen by Executive, or by his or his representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

“Good Reason” means Executive’s termination of his employment because of the occurrence of one of the following, without his consent (i) the Company’s material breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of Executive’s base salary of ten percent (10%) or more, unless such reduction is made in connection with an across the board reduction in base salaries of all of the Company’s senior executives; (iii) the relocation of your p1incipal workplace more than fifty (50) miles from Watertown, Massachusetts; (iv) a material diminution in Executive’s duties·, responsibilities or authority; or (v) a requirement that Executive report to a corporate officer or employee other than the CEO, unless such change follows a Change of Control in which case Executive shall only have Good Reason to terminate his employment under this subsection (vi) if he is required to report to a corporate officer or employee instead of reporting directly to the highest ranking medical officer of the surviving entity; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

“Grant Date” means the date that the Board approves the award of the Stock Option, in which the Board approves the number of shares of common stock subject to the Stock Option and its exercise price.

“Person” means an individual, a corporation, an association, a partnership, real estate, a trust and any other entity or organization.

“Pro Rata Bonus” means a pro rata bonus for the year of termination based on the Maximum Amount for such calendar year and the relative number of days worked during such calendar year through the effective date of termination.

13.        Miscellaneous.

(a)        Entire Agreement: No Representations or Warranties. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes the Prior Agreement, as amended, and all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. Executive acknowledges and agrees that, in accepting employment with the Company, he has not relied upon any agreements or representations not expressly set forth herein. The parties have entered into a separate Nondisclosure Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

(b)        Assignability. This Agret-111.ent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights and obligations under this Agreement in whole or in part to any one or more subsidiaries, affiliates or successors. Any entity into which the Company is merged or with which the Company is consolidated or which acquires the business of the Company or the business unit in which Executive is to be principally employed shall be deemed to be a successor of the Company for purposes hereof

(c)        Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto; provided, however, that no such alteration, change or amendment may be binding on the Company unless approved by the Board.

(d)        No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. In the case of the Company, no waiver shall be effective unless approved by the Board. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)        Construction of Agreement. A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)        Notice. Any notices required hereunder to be in writing shall be deemed effectively given: (a)upon personal delivery to the party to be notified, (h) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other

(g)        Governing Law; Forum Selection. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court located in Massachusetts, and the Company and the Executive each consents to ,the jurisdiction of such a court.

(h)        Remedies. Executive recognizes that money damages alone may not adequately compensate the Company in the event of breach by Executive of this Agreement, and Executive therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company may be entitled to injunctive relief for the enforcement hereof: All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(i)        Validity. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance all other provisions hereof shall remain .in full force and effect.

G) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

(k) Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section    l .409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A- 1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code,, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service, or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as an instrument under seal as of the date first written above.

TARVEDA THERAPEUTICS, INC.

By:	/s/Andrew Fromkin
Name: Andrew Fromkin
Title: CEO

EXECUTIVE

/s/Jeffrey Bloss
Jeffrey Bloss

Signature Page to Employment Agreement